Exhibit 99.1

Airgain® Reports Fourth Quarter and Full Year 2024 Financial Results

SAN DIEGO, CA, February 27, 2025 – Airgain, Inc. (NASDAQ: AIRG), a leading provider of advanced wireless connectivity solutions that drive cutting-edge innovation in 5G technology, today reported financial results for the fourth quarter and full year ended December 31, 2024.

“Fourth quarter marked a significant milestone as we successfully completed the first commercial deployment of Lighthouse, Airgain’s Smart Network-Controlled Repeater, reinforcing its differentiation in improving outdoor and indoor wireless coverage,” said Jacob Suen, President and CEO of Airgain. “With fourth-quarter sales of $15.1 million, up 50% year-over-year but down 6% sequentially due to excess customer inventories and project delays, we remain focused on executing our strategic initiatives for sustainable long-term growth. Our strategic partnership with Omantel expands our global 5G footprint, and the additional carrier certification for AirgainConnect Fleet strengthens our leadership in advanced wireless solutions. With a robust pipeline of product launches, we are well-positioned to capitalize on emerging opportunities in 2025.”

Fourth Quarter 2024 and Recent Operational Highlights

•
Completed first Lighthouse commercial deployment in December 2024
•
Secured a multi-year, multi-million-dollar strategic partnership with Omantel, the leading telecommunications provider in Oman, to redefine 5G connectivity across the Middle East and North Africa (MENA) region
•
Received certification for AirgainConnect Fleet 5G vehicle gateway from AT&T, along with T-Mobile and industry bodies for use across North America

Fourth Quarter 2024 Financial Highlights

GAAP

•
Sales of $15.1 million
•
GAAP gross margin of 42.2%
•
GAAP operating expenses of $8.3 million
•
GAAP net loss of $2.0 million or $(0.17) per share

Non-GAAP

•
Non-GAAP gross margin of 43.4%
•
Non-GAAP operating expenses of $6.5 million
•
Non-GAAP net income of $33,000 or $0.00 per share
•
Adjusted EBITDA of $0.2 million

Fourth Quarter 2024 Financial Results

Sales for the fourth quarter of 2024 were $15.1 million, of which $6.5 million was generated from the consumer market, $5.3 million from the enterprise market, and $3.3 million from the automotive market. Sales decreased by 6.3%, or $1.0 million in the fourth quarter of 2024 compared to $16.1 million in the third quarter of 2024. Consumer sales decreased by $0.3 million from the third quarter of 2024 driven by lower sales to cable operators. Enterprise sales decreased by $1.4 million from the third quarter of 2024 primarily due to lower embedded modems and custom products sales. Automotive sales increased by $0.7 million from the third quarter of 2024 driven by higher shipments of AirgainConnect Fleet. Sales for the fourth quarter of 2024 increased by 49.8%, or $5.0 million from $10.1 million in the same quarter a year ago primarily due to higher sales of $3.3 million from the consumer market, $1.0 million from the automotive market, and $0.7 million from the enterprise market.

GAAP gross profit for the fourth quarter of 2024 was $6.4 million, compared to $6.7 million for the third quarter of 2024 and $2.9 million for the same quarter a year ago. Non-GAAP gross profit for the fourth quarter of 2024 was $6.5 million, compared to $6.9 million for the third quarter of 2024 and $3.1 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the fourth quarter of 2024 was 42.2%, compared to 41.7% for the third quarter of 2024 and 29.1% for the same quarter a year ago. The increase in gross margin compared to the third quarter of 2024 was primarily due to operational efficiencies. The increase in gross margin compared to the same quarter a year ago was due to improved automotive and enterprise product margins, along with a material excess and obsolete inventory charge recorded in the fourth quarter of 2023. Non-GAAP gross margin for the fourth quarter of 2024 was 43.4% compared to 42.8% for the third quarter of 2024 and 30.3% for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the fourth quarter of 2024 were $8.3 million, compared to $8.5 million for the third quarter of 2024 and $8.4 million for the same quarter a year ago. Operating expenses for the fourth quarter of 2024 compared to the third quarter of 2024 decreased primarily due to lower variable compensation expenses. Operating expenses were relatively flat for the fourth quarter of 2024 compared to the same quarter a year ago. Non-GAAP operating expenses for the fourth quarter of 2024 were $6.5 million compared to $6.9 million in the third quarter of 2024 and $6.5 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the fourth quarter of 2024 was $2.0 million or ($0.17) per share (based on 11.4 million shares), compared to net loss of $1.8 million or ($0.16) per share (based on 11.3 million shares) for the third quarter of 2024 and net loss of $5.5 million or ($0.52) per share (based on 10.5 million shares) for the same quarter a year ago. Non-GAAP net income for the fourth quarter of 2024 was $33,000 or $0.00 per share (based on 12.3 million diluted shares), compared to a non-GAAP net income of $6,000 or $0.00 per share (based on 12.0 million shares) for the third quarter of 2024 and a non-GAAP net loss of $3.5 million or ($0.33) per share (based on 10.5 million shares) for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the fourth quarter of 2024 was $0.2 million, compared to $0.1 million for the third quarter of 2024 and ($3.3) million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Full Year 2024 Financial Highlights

GAAP

•
Sales of $60.6 million
•
GAAP gross margin of 40.9%
•
GAAP operating expenses of $33.7 million
•
GAAP net loss of $8.7 million or ($0.79) per share

Non-GAAP

•
Non-GAAP gross margin of 42.0%
•
Non-GAAP operating expenses of $26.8 million
•
Non-GAAP net loss of $1.4 million or ($0.12) per share
•
Adjusted EBITDA of ($0.8) million

Full Year 2024 Financial Results

Sales for the full year of 2024 were $60.6 million, of which $29.5 million was generated from the enterprise market, $21.7 million from the consumer market and $9.4 million from the automotive market. Sales increased by $4.6 million or 8.1% for 2024 compared to $56.0 million in 2023. Enterprise sales increased by $2.3 million from $27.2 million in 2023 primarily driven by higher embedded modem sales. Consumer sales increased by $2.8 million from $18.9 million in 2023 primarily driven by higher sales to cable and mobile network operators. Automotive sales decreased $0.5 million from $9.9 million in 2023 due to lower aftermarket sales, partially offset by shipments of AirgainConnect Fleet.

GAAP gross profit for the full year of 2024 was $24.8 million compared to $20.8 million in 2023. Non-GAAP gross profit for the full year of 2024 was $25.5 million compared to $21.2 million in 2023 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the full year of 2024 was 40.9%, compared to 37.1% in 2023. The increase in gross margin in 2024 was primarily driven by improved automotive and enterprise product margins. Non-GAAP gross margin for the full year of 2024 was 42.0%, compared to 37.9% in 2023 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the full year of 2024 were $33.7 million, compared to $33.2 million in 2023. The increase in operating expense was due to higher engineering expenses developing the company’s product roadmap, partially offset by lower general and administrative expenses due to operational efficiencies. Non-GAAP operating expense for the full year of 2024 was $26.8 million, compared to $26.4 million in 2023 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for 2024 was $8.7 million or ($0.79) per share (based on 11.1 million shares), compared to a net loss of $12.4 million or ($1.20) per share (based on 10.4 million shares) in 2023. The $3.7 million decrease in net loss was primarily due to increases in sales and gross margin rate. Non-GAAP net loss for 2024 was $1.4 million or ($0.12) per share (based on 11.1 million shares), compared to a net loss of $5.1 million or ($0.50) per share (based on 10.4 million diluted shares) in 2023 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the full year of 2024 was ($0.8) million, compared to ($4.5) million in 2023 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

First Quarter 2025 Financial Outlook

GAAP

•
Sales are expected to be in the range of $11.0 million to $13.0 million, or $12.0 million at the midpoint
•
GAAP gross margin is expected to be in the range of 40.6% to 43.8%
•
GAAP operating expense is expected to be approximately $8.0
•
GAAP net loss per share is expected to be $(0.11) at the midpoint

Non-GAAP

•
Non-GAAP gross margin is expected to be in the range of 42.0% to 45.0%
•
Non-GAAP operating expense is expected to be approximately $6.5 million
•
Non-GAAP net loss per share is expected to be $(0.10) at the midpoint
•
Adjusted EBITDA is expected to be $(1.1) million at the midpoint

Our financial outlook for the three months ending March 31, 2025, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Airgain management will hold a conference call on Thursday February 27, 2025, at 5:00 PM Eastern Time (2:00 PM Pacific Time) to discuss financial results for the fourth quarter and year ended December 31, 2024.

Airgain management will host the presentation, followed by a question and answer period.

Date: February 27, 2025

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Dial-In: 877 407-2988 or 201 389-0923 or Call Me

Confirmation #: 13751692

The conference call will be broadcast simultaneously and be available for replay via the investor section of the company’s website at investors.airgain.com.

For webcast access, please follow the web address below to register for the conference call.

Registration: Here

A replay of the webcast will be available via the registration link after 8:00 PM Eastern Time until February 27, 2026.

About Airgain, Inc.

Headquartered in San Diego, California, Airgain, Inc. (NASDAQ: AIRG) is a leading provider of advanced wireless connectivity solutions that drive cutting-edge innovation in 5G technology. We are committed to delivering high-performance, cost-effective, and energy-efficient wireless solutions that enable rapid market deployment. Our mission is to connect the world through integrated, innovative, and optimized wireless solutions. Our diverse product portfolio serves three primary markets: enterprise, automotive, and consumer. For more information, visit airgain.com, or follow us on LinkedIn and X.

Airgain, AirgainConnect, and the Airgain logo are trademarks or registered trademarks of Airgain, Inc. All other trademarks are the property of their respective owner.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our first quarter 2025 financial outlook, the expected impact of product launches, and expectations regarding our strategic partnership with Omantel. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the market for our products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our and our customers' ability to obtain necessary components in our respective supply chains may negatively affect our sales and operating results; risks associated with the performance of our products, including bundled solutions with third-party products; our products are subject to intense competition, and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; the potential for the strategic partnership with Omantel to not meet expectations; risks associated with quality and timing in manufacturing our products and our reliance on third-party manufacturers; we may not be able to maintain strategic collaborations under which our bundled solutions are offered; overall global supply shortages and logistics delays within the supply chain that our products are used in, as well as adversely affecting the general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; any rise in interest rates and inflation may adversely impact our margins, the supply chain and our customers’ sales, which may negatively affect our sales and operating results; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a limited number of contract manufacturers to produce and ship all of our products, and our contract manufacturers rely on a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully or a failure of these parties to perform could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; interest income, net of interest expense offset by other expense, depreciation and amortization, workforce reduction severance and exit costs, and provision

(benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, workforce reduction severance, and exit costs. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a considerable number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

Michael Elbaz

Chief Financial Officer

investors@airgain.com

Airgain Investor Contact

Matt Glover

Gateway Group, Inc.

+1 949 574 3860

AIRG@gateway-grp.com

Airgain, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$8,510	$7,881
Trade accounts receivable, net	11,671	7,375
Inventories	3,952	2,403
Prepaid expenses and other current assets	1,698	1,422
Total current assets	25,831	19,081
Property and equipment, net	1,993	2,507
Leased right-of-use assets	3,901	1,392
Goodwill	10,845	10,845
Intangible assets, net	5,799	8,234
Other assets	74	170
Total assets	$48,443	$42,229
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,499	$6,472
Accrued compensation	2,041	728
Accrued liabilities and other	1,872	1,926
Short-term lease liabilities	89	865
Total current liabilities	13,501	9,991
Deferred tax liability	163	151
Long-term lease liabilities	3,810	674
Total liabilities	17,474	10,816
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 12,070 shares issued and 11,529 shares outstanding at December 31, 2024; and 11,010 shares issued and 10,469 shares outstanding at December 31, 2023	123,546	115,295
Treasury stock, at cost: 541 shares at December 31, 2024 and 2023	(5,364)	(5,364)
Accumulated deficit	(87,209)	(78,521)
Accumulated other comprehensive (loss) income	(4)	3
Total stockholders’ equity	30,969	31,413
Total liabilities and stockholders’ equity	$48,443	$42,229

Airgain, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2024	2024	2023	2024	2023
Sales	$15,083	$16,101	$10,070	$60,599	$56,040
Cost of goods sold	8,719	9,387	7,139	35,797	35,277
Gross profit	6,364	6,714	2,931	24,802	20,763
Operating expenses:
Research and development	2,773	2,855	3,169	11,864	10,505
Sales and marketing	2,301	2,395	2,251	9,203	9,126
General and administrative	3,270	3,278	2,999	12,663	13,532
Total operating expenses	8,344	8,528	8,419	33,730	33,163
Loss from operations	(1,980)	(1,814)	(5,488)	(8,928)	(12,400)
Other (income) expense:
Interest income, net	(33)	(29)	(41)	(115)	(109)
Other expense, net	23	11	(7)	27	9
Total other income, net	(10)	(18)	(48)	(88)	(100)
Loss before income taxes	(1,970)	(1,796)	(5,440)	(8,840)	(12,300)
Income tax (benefit) expense	(7)	(39)	44	(152)	128
Net loss	$(1,963)	$(1,757)	$(5,484)	$(8,688)	$(12,428)
Net loss per share:
Basic	$(0.17)	$(0.16)	$(0.52)	$(0.79)	$(1.20)
Diluted	$(0.17)	$(0.16)	$(0.52)	$(0.79)	$(1.20)
Weighted average shares used in calculating loss per share:
Basic	11,416	11,315	10,455	11,053	10,392
Diluted	11,416	11,315	10,455	11,053	10,392

Airgain, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(8,688)	$(12,428)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	548	661
Amortization of intangible assets	3,029	2,969
Stock-based compensation	4,635	3,681
Deferred tax liability	11	12
Amortization of prepaid assets	132	—
Changes in operating assets and liabilities:
Trade accounts receivable	(4,297)	1,367
Inventories	(1,549)	1,823
Prepaid expenses and other current assets	(316)	822
Other assets	96	6
Accounts payable	2,928	(93)
Accrued compensation	668	(1,253)
Accrued liabilities and other	(576)	(793)
Lease liabilities	(148)	(75)
Net cash used in operating activities	(3,527)	(3,301)
Cash flows from investing activities:
Purchases of property and equipment	(178)	(346)
Net cash used in investing activities	(178)	(346)
Cash flows from financing activities:
Proceeds from at-the-market common stock offering, net of offering costs	4,116	—
Payments for withholding taxes related to net share settlement of equity awards	(94)	(690)
Issuance of shares for stock purchase and option plans	279	232
Net cash provided by (used in) financing activities	4,301	(458)

Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(7)	3

Net increase (decrease) in cash, cash equivalents and restricted cash	589	(4,102)
Cash, cash equivalents, and restricted cash; beginning of period	7,976	12,078
Cash, cash equivalents, and restricted cash; end of period	$8,565	$7,976

Airgain, Inc.

(in thousands)

(unaudited)

Sales by Target Market

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
Target Market	2024	2024	2023	2024	2023
Consumer	$6,499	$6,854	$3,209	$21,691	$18,934
Enterprise	5,338	6,665	4,615	29,497	27,209
Automotive	3,246	2,582	2,246	9,411	9,897
Total sales	$15,083	$16,101	$10,070	$60,599	$56,040

Reconciliation of GAAP to Non-GAAP Gross Profit

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2024	2024	2023	2024	2023
Gross profit	$6,364	$6,714	$2,931	$24,802	$20,763
Stock-based compensation	91	97	34	311	107
Amortization of intangible assets	89	88	89	355	355
Non-GAAP gross profit	$6,544	$6,899	$3,054	$25,468	$21,225

Reconciliation of GAAP to Non-GAAP Gross Margin

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2024	2024	2023	2024	2023
Gross margin	42.2%	41.7%	29.1%	40.9%	37.1%
Stock-based compensation	0.6%	0.6%	0.3%	0.5%	0.2%
Amortization of intangible assets	0.6%	0.5%	0.9%	0.6%	0.6%
Non-GAAP gross margin	43.4%	42.8%	30.3%	42.0%	37.9%

Reconciliation of GAAP to Non-GAAP Operating Expenses

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2024	2024	2023	2024	2023
Operating expenses	$8,344	$8,528	$8,419	$33,730	$33,163
Stock-based compensation expense	(1,210)	(984)	(1,175)	(4,324)	(3,574)
Amortization of intangible assets	(646)	(660)	(653)	(2,613)	(2,614)
Severance and exit costs	—	—	(64)	—	(612)
Non-GAAP operating expenses	$6,488	$6,884	$6,527	$26,793	$26,363

Airgain, Inc.

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP to Non-GAAP Net (Loss)

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2024	2024	2023	2024	2023
Net loss	$(1,963)	$(1,757)	$(5,484)	$(8,688)	$(12,428)
Stock-based compensation expense	1,301	1,081	1,209	4,635	3,681
Amortization of intangible assets	735	749	742	2,968	2,969
Severance and exit costs	—	—	64	—	612
Other income	(33)	(28)	(47)	(115)	(109)
Income tax expense (benefit)	(7)	(39)	44	(152)	128
Non-GAAP net income (loss) attributable to common stockholders	$33	$6	$(3,472)	$(1,352)	$(5,147)

Non-GAAP net income (loss) per share:
Basic	$0.00	$0.00	$(0.33)	$(0.12)	$(0.50)
Diluted	$0.00	$0.00	$(0.33)	$(0.12)	$(0.50)
Weighted average shares used in calculating non-GAAP net income (loss) per share:
Basic	11,416	11,315	10,455	11,053	10,392
Diluted	12,339	11,993	10,455	11,053	10,392

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2024	2024	2023	2024	2023
Net loss	$(1,963)	$(1,757)	$(5,484)	$(8,688)	$(12,428)
Stock-based compensation expense	1,301	1,081	1,209	4,635	3,681
Depreciation and amortization	865	883	903	3,516	3,630
Severance and exit costs	—	—	64	—	612
Other income	(33)	(28)	(47)	(115)	(109)
Income tax (benefit) expense	(7)	(39)	44	(152)	128
Adjusted EBITDA	$163	$140	$(3,311)	$(804)	$(4,486)

Q1-2025 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net Loss, EPS and to Adjusted EBITDA
For the Three Months Ended March 31, 2025
(in millions, except per share data)

Gross Margin Reconciliation:		Operating Expense Reconciliation:
GAAP gross margin	42.3%	GAAP operating expenses	$8.0
Stock-based compensation	0.5%	Stock-based compensation	$(0.9)
Amortization	0.7%	Amortization	$(0.7)
Non-GAAP gross margin	43.5%	Non-GAAP operating expenses	$6.4

Net Loss Reconciliation		Net Loss per Share Reconciliation(1):
GAAP net loss	$(1.4)	GAAP net loss per share	$(0.11)
Stock-based compensation	$0.9	Stock-based compensation	0.08
Amortization	$0.7	Amortization	0.06
Other income	$(1.6)	Other income	(0.13)
Non-GAAP net loss	$(1.4)	Non-GAAP net loss per share	$(0.10)

Adjusted EBITDA Reconciliation
GAAP net loss	$(1.4)
Stock-based compensation	$0.9
Depreciation and amortization	$1.0
Other income	$(1.6)
Adjusted EBITDA	$(1.1)

(1) Amounts are based on 12.2 million basic weighted average shares outstanding.